Exhibit 99.1

REATA PHARMACEUTICALS REACQUIRES RIGHTS FROM ABBVIE TO DEVELOP AND COMMERCIALIZE BARDOXOLONE METHYL, OMAVELOXOLONE, AND ALL NEXT-GENERATION NRF2 ACTIVATORS

IRVING, Texas—October 10, 2019—Reata Pharmaceuticals, Inc. (Nasdaq: RETA), a clinical-stage biopharmaceutical company, today announced the reacquisition of development, manufacturing and commercialization rights concerning its proprietary Nrf2 activator product platform originally licensed to AbbVie, Inc. (AbbVie) for territories outside of the United States with respect to bardoxolone methyl (bardoxolone) and worldwide with respect to omaveloxolone and other next-generation Nrf2 activators.  As a result, Reata now possesses exclusive, worldwide rights to develop, manufacture and commercialize bardoxolone methyl (bardoxolone), omaveloxolone, and all other next-generation Nrf2 activators, excluding certain Asian markets for bardoxolone which are licensed to Kyowa Kirin Co., Ltd.

As consideration for the rights reacquired by Reata, AbbVie will receive a total of $330 million in cash, primarily for rights to bardoxolone.  Reata will make an upfront payment of $75 million in 2019, with the remainder payable in installments in the second quarter of 2020 and in the fourth quarter of 2021.  In addition, AbbVie will receive low single-digit, tiered royalties from worldwide sales of omaveloxolone and certain next-generation Nrf2 activators, and no royalties on bardoxolone.

“AbbVie has been an excellent partner, and our collaboration was instrumental in the clinical development of bardoxolone and omaveloxolone,” said Warren Huff, Reata’s Chief Executive Officer and President.  “Regaining these rights will increase Reata’s strategic flexibility and control regarding the development and commercialization of our lead drug candidates, and our next-generation Nrf2 activators.  We have been actively preparing for the commercial launch of bardoxolone and omaveloxolone in the United States, and we will now expand our efforts to include these international territories as well.”

Reata has also entered into an amendment to its loan and security agreement with Oxford Finance LLC and Silicon Valley Bank.  The amended agreement makes $75 million available to Reata upon positive, topline, registrational data from either the CARDINAL study of bardoxolone methyl in patients with Alport syndrome or the MOXIe study of omaveloxolone in patients with Friedreich’s ataxia.  Overall, the term loan facility increased by $30 million, from $125 million to $155 million.

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates, bardoxolone methyl and omaveloxolone, target the important transcription factor Nrf2 that promotes restoration of mitochondrial function, reduction of oxidative stress, and inhibition of pro-inflammatory signaling.  Bardoxolone and omaveloxolone are investigational drugs, and their safety and efficacy have not been established by any agency.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” “model,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (iv) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Reata Pharmaceuticals, Inc.

(972) 865-2219

http://reatapharma.com/

Investor Relations:

Vinny Jindal

Vice President, Strategy

(469) 374-8721

ir@reatapharma.com

http://reatapharma.com/contact-us/

Media:

Matt Middleman, M.D.

LifeSci Public Relations

(646) 627-8384

matt.middleman@lifescipublicrelations.com

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